Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Names Monte McNew as SFC Bank CEO

MOLINE, IL, JANUARY 19, 2021 -- QCR Holdings, Inc. (NASDAQ: QCRH) announced today that longtime SFC Bank CEO Rob Fulp is retiring and that current SFC Bank President Monte McNew has also been named CEO. Fulp retires from SFC after nine years with the company.

“Rob has been a large part of SFC’s success over the years and we wish him the best in retirement,” said QCRH CEO Larry Helling. “Monte steps in as president and CEO at a time when the bank is performing very well and in a strong position for future growth in the area. Under his leadership, we know our clients will continue to experience the exceptional service they’ve come to expect at SFC.”

McNew has served as president at SFC since 2014. In that time, he led significant growth in commercial and residential lending at the bank. In addition, he was responsible for managing the bank’s Credit Department.

“I am humbled and proud to lead such a dedicated and professional team,” said SFC President and CEO Monte McNew. “As a member of the Springfield community my whole life, taking care of our clients and supporting our community is a responsibility I’m passionate about. I look forward to building on the strong foundation we’ve established over the years.”

In addition to his role at SFC Bank, McNew also serves on the bank’s Board of Directors and is very active in the community. He currently serves as a board member for Lost & Found Grief Center, Hickory Hills Country Club and Care to Learn. Monte received his bachelor's in finance and MBA from Missouri State University.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly-owned subsidiary, m2 Equipment Finance LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 24 locations in Iowa, Missouri, Wisconsin and Illinois. As of September 30, 2020, the Company had approximately $5.9 billion in assets, $4.2 billion in loans and $4.7 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple                                         Kim K. Garrett

President                                                   Vice President,

Chief Operating Officer                            Corporate Communications

Chief Financial Officer                             Investor Relations Manager

(309) 743-7745                                         (319) 743-7006

tgipple@qcrh.com                                     kgarrett@qcrh.com